Exhibit 10.1

Execution Copy

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of September 13, 2010, is entered into between METALS USA HOLDINGS CORP, a Delaware corporation, (the “Company”) and CELSO LOURENCO GONCALVES (“Goncalves”).

WHEREAS, Goncalves has served as the Company’s Chairperson, President and Chief Executive Officer pursuant to an Amended Employment Agreement dated as of September 29, 2005 and effective November 30, 2005 (the “Prior Employment Agreement”); and

WHEREAS, the Company and Goncalves are parties to certain ancillary agreements, including an Amended and Restated Investor Rights Agreement dated April 8, 2010 (the “Investor Rights Agreement”), an Amended Subscription Agreement dated September 29, 2005, and Amended Non-Qualified Stock Option Agreement dated September 29, 2005, a Second Amended Non-Qualified Stock Option Agreement dated September 29, 2005, a Restricted Stock Agreement dated September 29, 2005, a Third Non-Qualified Stock Option Agreement dated March 17, 2006, and any award agreement hereafter granted to Goncalves under the Metals USA Holdings Corporation 2010 Long Term Incentive Plan (the “2010 LTIP”) (collectively, the “Ancillary Agreements”); and

WHEREAS, pursuant to Section 1 of the Prior Employment Agreement, Goncalves provided written notice to the Company dated July 23, 2010 of his intention not to renew the Prior Employment Agreement for an additional term after November 30, 2010; and

WHEREAS, the Company desires to continue to employ Goncalves as the Company’s Chief Executive Officer and Goncalves desires to continue in that capacity, all on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Employment Period.

The term of Goncalves’ employment under this Agreement shall commence on the date hereof (the “Effective Date”) and end on December 31, 2014 (the “Expiration Date”), unless terminated earlier pursuant to Section 3 of this Agreement (the “Employment Period”).

Section 2. Terms of Employment.

(a) Position. During the Employment Period, Goncalves shall serve as President and Chief Executive Officer of the Company and shall be responsible for the management and affairs of the Company as directed by the Company’s Board of Directors. In performing these duties, Goncalves shall report directly to the Company’s Board. During the Employment Term, Goncalves shall also serve as President and Chief Executive Officer of Flag Intermediate Holdings Corporation and Metals USA, Inc. and shall be responsible for the management and affairs of those subsidiaries.

(b) Duties. During the Employment Period, Goncalves agrees to devote substantially all of his business time to the business and affairs of the Company and to use Goncalves’ reasonable best efforts to perform faithfully, effectively and efficiently his responsibilities and obligations hereunder. Notwithstanding the foregoing, nothing herein shall prohibit Goncalves from (i) serving on civic or charitable boards or committees, or on the boards of for-profit corporations with the Board’s consent, which consent will not be unreasonably withheld, provided that Goncalves’ service on the for-profit boards does not result in an actual or perceived conflict of interest with his duties to the Company or his duties as a member of the Company’s Board of Directors, (ii) delivering lectures or fulfilling speaking engagements, and (iii) managing personal investments, so long as the activities described in the foregoing clauses (i), (ii), and (iii) do not materially interfere with the performance of his responsibilities hereunder.

(c) Board of Directors.

(i) During the Employment Period, the Company will nominate the Executive for election to its Board of Directors as a director and as Chairperson of the Board of Directors. Apollo Management V, L.P shall vote its shares held in the Company for Goncalves’ election as a director and Chairperson of the Company’s Board of Directors.

(ii) During the Employment Period, the Company shall nominate for election and elect the Executive as a director and Chairperson of the Board of Directors of Flag Intermediate Holdings Corporation and Metals USA, Inc.

(d) Compensation.

(i) Base Salary. During the Employment Period, Goncalves shall receive an initial annual base salary in an amount equal to seven hundred fifty thousand dollars ($750,000) (the “Annual Base Salary”), less all applicable withholdings, which shall be paid in accordance with the customary payroll practices of the Company. Notwithstanding anything herein, the Annual Base Salary will not be reduced without Goncalves’ prior, written consent, unless the reduction is related to a broader compensation reduction that is not limited to Goncalves and does not exceed the lesser of (i) 10% of his Annual Base Salary as in effect immediately prior to the reduction, and (ii) the percentage reduction applicable to all employees. Commencing with the 2012 fiscal year, the Company will review the Annual Base Salary for increase on an annual basis. If any increase is awarded during any fiscal year, the increase shall be deemed effective as of the first day of the applicable fiscal year.

(ii) Bonuses. For the period commencing January 1, 2010 and ending on June 30, 2010, Goncalves shall be eligible to receive a bonus based on his base salary and pursuant to the Metals USA Holdings Corp., Inc. 2010 Senior Executive Bonus Plan in effect prior to the Effective Date. Commencing on July 1, 2010 and for each fiscal year falling within the Employment Period thereafter, Goncalves shall be eligible to participate in the Metals USA Holdings Corporation Senior Executive Bonus Plan as established by the Company’s Compensation Committee from time to time, provided Goncalves shall be eligible to receive an annual bonus targeted at 100% of the Annual Base Salary (the “Bonus”). Goncalves will be entitled to receive each Bonus only upon the Company’s achievement of the specified performance objectives to be mutually agreed upon between Goncalves and the Company’s Compensation Committee for each fiscal year and only if he remains employed on the last day of the applicable fiscal year (subject to Section 4). The Bonus shall become payable on or before March 15 following the end of the applicable fiscal year provided that the Compensation Committee finally determines that the Company has achieved the applicable performance objectives.

(iii) Long Term Incentive. Commencing with the 2010 fiscal year and thereafter for each fiscal year falling within the Employment Period, Goncalves shall be eligible to participate in the 2010 LTIP and eligible to receive an annual award under that plan on the terms and conditions established by the Company’s Compensation Committee. Notwithstanding the foregoing, pursuant to Section 9(a) of the 2010 LTIP, each award received by Goncalves during the Employment Period shall provide that (A) any vesting requirement to which the award is subject shall accelerate immediately prior to a Change in Control, as that term is defined in Section 9(b) of the 2010 LTIP; and (B) in the case of an option award, provided that the Company, the acquiring entity or the acquirer’s parent shall remain publicly held following the effective date of the Change in Control, Goncalves may exercise the option immediately prior to the Change in Control and thereafter during the remainder of the original term of the option agreement. Any equity in the Company that Goncalves receives and in which he vests under a 2010 LTIP award shall only be subject to repurchase in accordance with Section 5(a) and (b) of the Investors Rights Agreement. The restricted stock and non-qualified stock option award agreements under the 2010 LTIP shall be substantially in the form attached hereto as Exhibits A and B.

(iv) Benefits. During the Employment Period, Goncalves shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other senior executives of the Company and shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to other senior executives of the Company. The benefits and perquisites provided to Goncalves shall be the same as those provided to Goncalves immediately prior to the Effective Date.

(v) Expenses. During the Employment Period, Goncalves shall be entitled to receive reimbursement for all reasonable expenses incurred by him in performance of his duties hereunder provided that Goncalves provides all necessary documentation in accordance with Company policy. All expense reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of reimbursable expenses incurred in one tax year shall not affect the expenses eligible for reimbursement in any other tax year. The right to reimbursement for expenses is not subject to liquidation or exchange for any other benefit.

(vi) Vacation and Holidays. Goncalves shall be entitled to five (5) weeks of paid vacation for each fiscal year during the Employment Period.

Section 3. Termination of Employment.

(a) Death or Disability. Goncalves’ employment shall terminate automatically upon Goncalves’ death. If Goncalves becomes subject to a Disability during the Employment Period (pursuant to the definition of Disability set forth below), the Company may give Goncalves written notice in accordance with Sections 3(f) and 9(h) of its intention to terminate his employment. For purposes of this Agreement, “Disability” means (i) Goncalves’ inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) Goncalves is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the

Company. Whether Goncalves has a Disability will be determined by a medical doctor with the relevant specialty selected by both parties or, if they cannot agree, each party shall select one medical doctor and the doctors will select the doctor to determine whether Goncalves has a Disability as defined in this Section 3(a).

(b) Cause. Goncalves’ employment may be terminated at any time by the Board for Cause. For purposes of this Agreement, “Cause” shall mean (i) the commission of a felony or a crime of moral turpitude; (ii) the commission of a willful and material act of dishonesty involving the Company or any of the Company’s subsidiaries; (iii) any material breach of the written policies or procedures of the Company or any of the Company’s subsidiaries which causes material harm to the Company or any of the Company’s subsidiaries; (iv) any other willful misconduct which causes material harm to the Company, any of the Company’s subsidiaries, or the business reputation of any of the foregoing entities; or (v) a material breach of his obligations under this Agreement, one of the Ancillary Agreements or any other written agreement to which Goncalves and the Company are parties; provided, however, that none of the events described in the foregoing clauses (iii), (iv), or (v) shall constitute Cause unless within one hundred and twenty (120) days of the Board’s actual knowledge of the event constituting Cause, the Company shall have notified Goncalves in writing describing the event and then only if he shall have failed to cure the event within thirty (30) days after his receipt of the written notice. If Goncalves fails to cure the events giving rise to Cause, the Company shall notice and convene a special meeting of the Board at which Goncalves, with his attorney present, shall have the opportunity to be heard as to the reasons his employment should not be terminated for Cause under this Section 3(b). After the hearing, the Board will then, in accordance with the Company’s bylaws, determine by majority vote (which majority shall be determined by excluding Goncalves as a participating member for purposes of this vote) whether to terminate him for Cause. As used in this Section 3(b), Goncalves’ actions or failure to act shall not be considered “willful” if Goncalves believed in good faith that his action or failure to act was in the best interests of the Company or its subsidiaries, as applicable.

(c) Termination Without Cause. The Company may terminate Goncalves’ employment hereunder without cause at any time.

(d) Good Reason. Goncalves may resign his employment at any time for Good Reason or without Good Reason upon ninety (90) days prior written notice to the Company. For purposes of this Agreement, “Good Reason” means voluntary resignation after any of the following actions are taken by the Company or any of its subsidiaries without Goncalves’ consent: (i) a reduction in Goncalves’ Annual Base Salary or opportunity for a Bonus described in Section 2(d) of this Agreement (but not including any diminution related to a broader compensation reduction that is not limited to Goncalves), or a material impairment of any equity award agreement between the Company and Goncalves (including any award granted under the 2010 LTIP); (ii) Goncalves is required to report to any person who in turn reports to the Board; (iii) a material diminution of Goncalves’ responsibilities as the Company’s Chairperson (but not including his failure to be nominated or elected as Chairperson of the Board), President or Chief Executive Officer; (iv) relocation of Goncalves’ primary work place, as assigned to him by the Company, beyond a fifty (50) mile radius from the Company’s current corporate office in Fort Lauderdale, Florida; (v) a material breach by the Company of this Agreement; (vi) the Company’s failure to appoint Goncalves as Chairperson, Chief Executive Officer and President of Flag Intermediate Holdings Corporation or Metals USA, Inc.; or (vii) the Company’s failure to nominate Goncalves for election to the Company’s Board or as its Chairperson; provided, however, that none of the events described in the foregoing clauses (i), (ii), (iii) (iv), (v), (vi) or (vii) shall constitute Good Reason unless within ninety

(90) days of the occurrence of the event constituting Good Reason, Goncalves shall have notified the Company in writing describing the event and then only if the Company shall have failed to cure the event within thirty (30) days after the Company’s receipt of such written notice.

(e) Expiration of Agreement. Goncalves’ employment will terminate on the Expiration Date of this Agreement.

(f) Notice of Termination. Any termination by the Company by reason of a Disability, for Cause or without Cause, or by Goncalves for Good Reason or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(h). For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Goncalves’ employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Goncalves or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Goncalves or the Company hereunder or preclude Goncalves or the Company from asserting such fact or circumstance in enforcing Goncalves’ or the Company’s rights under this Agreement.

(g) Date of Termination. The “Date of Termination” means (i) if Goncalves’ employment is terminated by the Company for Cause, without Cause or by reason of Disability, or by Goncalves for Good Reason or without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(f), as the case may be, (ii) if Goncalves’ employment is terminated by reason of death, the date of death, and (iii) if Goncalves’ employment is terminated by reason of the Expiration Date, the Expiration Date.

(h) Resignation from Directorships and Officerships. Effective on the Date of Termination, regardless of the reason for the termination of his employment with the Company, Goncalves shall resign all positions with the Company or any of its subsidiaries or affiliates, including any position as a member of the Company’s Board of Directors, as a member of the Board of Directors of any of the Company’s subsidiaries and as an officer of any of the Company’s subsidiaries.

Section 4. Obligations of the Company upon Termination.

(a) With Good Reason; Other Than for Cause, Death or Disability. If during the Employment Period, the Company shall terminate Goncalves’ employment other than for Cause or Goncalves shall terminate his employment for Good Reason and the termination of Goncalves’ employment in any case is not due to his death or Disability, then the Company will provide Goncalves with the following severance payments and/or benefits.

(i) The Company shall pay to Goncalves in a lump sum (i) the Annual Base Salary through the Date of Termination to the extent not paid, and (ii) to the extent not previously paid, the Bonus earned for any year prior to the year in which the Date of Termination occurs to the extent that Goncalves is employed on the last day of the applicable performance period, such Bonus to be paid in accordance with the terms of the Senior Executive Bonus Plan adopted by the Company’s Compensation Committee for the applicable fiscal year (collectively, the “Accrued Obligations”).

(ii) After the Date of Termination, the Company will pay Goncalves (x) on the sixtieth (60th) day following the Date of Termination, a lump sum equal to twelve (12) months of his Annual Base Salary; and (y) an amount equal to twelve (12) months of his Annual Base Salary, payable in accordance with the Company’s regular payroll schedule over twelve (12) months in equal, bi-weekly installments with the first installment paid on the first regular payroll date falling in the thirteenth (13th) month following the Date of Termination and continuing thereafter on each regular payroll date until the earlier of (i) the last regular payroll date falling in the twenty-fourth (24th) month following the Date of Termination and (ii) the date, if any, Goncalves violates the terms of this Agreement in any material respect.

(iii) The Company will pay Goncalves a prorated Bonus for the year in which the Date of Termination occurs, based on actual performance for such year, the amount of which prorated bonus, if any, shall be determined and paid on or before March 15 of the year immediately following the end of the year to which the Bonus relates.

(iv) The Company will pay Goncalves a Bonus for each of the two (2) fiscal years falling after the fiscal year in which the Date of Termination occurs, provided that the amount of the Bonus shall be calculated under the Senior Executive Bonus Plan adopted by the Company’s Compensation Committee for the applicable fiscal year based on the Company’s achievement of the specified performance objectives set forth under the applicable plan and shall be payable on or before March 15 of the year following the end of the fiscal year to which the Bonus relates.

(v) After the Date of Termination, provided Goncalves elects to continue his and his beneficiaries’ participation in the Company’s medical benefit plan in which they participated prior to the Date of Termination pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”), the Company will reimburse Goncalves for the monthly cost of continuing such coverage within ten (10) business days of each payment by Goncalves for the lesser of: (x) eighteen (18) months following the Date of Termination; and (y) the period preceding the date that Goncalves becomes eligible to receive medical coverage under another employee benefit plan (“COBRA Benefits”).

Thereafter, the Company shall have no further obligation to Goncalves other than any indemnification rights he may have pursuant to Section 8.

(b) Death or Disability. If the Company terminates Goncalves’ employment as a result of his death or Disability, then the Company will provide Goncalves with the following payments and/or benefits:

(i) The Company shall pay or permit Goncalves or his legal representatives (A) the Accrued Obligations; (B) on the sixtieth (60th) day following the Date of Termination a lump sum equal to twelve (12) months of his Annual Base Salary; (C) his prorated Bonus for the year in which his termination occurs, the amount of which bonus, if any, shall be determined and paid on or before March 15 of the year immediately following the end of the year to which the Bonus relates; (D) the continuance of death or Disability benefits thereafter in accordance with the terms of the Company’s applicable employee benefit plans then in effect; and (E) COBRA Benefits. Thereafter, the Company shall have no further obligation to Goncalves or his legal representatives.

(ii) In addition, in the event of Goncalves death, Goncalves’ beneficiary may, by written notice delivered to the Company within one hundred and eighty (180) days of Goncalves’ death, require the Company to purchase all or any portion of the shares of common stock of the Company held by Goncalves (including any shares of the Company’s common stock received upon a distribution from any deferred compensation plan or any common stock issuable upon exercise of any options held by Goncalves) for Fair Market Value (as that term is defined in the Investor Rights Agreement) on the closing date of the purchase. The Company (or its designee) shall select the closing date in Section 5(c) of the Investor Rights Agreement. Notwithstanding the foregoing, the Company shall have no obligation to repurchase Goncalves’ common stock if: (x) such purchase would violate any restriction imposed on the Company by federal law, Delaware General Corporate Law or other applicable law; (y) the purchase would constitute a breach or other violation of the Company’s or any of the Company’s subsidiaries; debt and equity financing agreements or any other agreements concerning the Company’s Indebtedness (as that term is defined in the Investor Rights Agreement); or (z) the Company lacks current or projects a future lack of cash reserves in excess of the Company’s and the Company’s subsidiaries’ cash operating requirements to finance the purchase.

Thereafter, the Company shall have no further obligation to Goncalves other than any indemnification rights he may have pursuant to Section 8.

(c) Expiration Date. If Goncalves’ employment terminates by operation of the Expiration Date, the Company shall pay or permit Goncalves: (i) the Accrued Obligations; (ii) three million dollars ($3,000,000), payable in accordance with the Company’s regular payroll schedule over twenty-four (24) months in equal, bi-weekly installments with the first installment paid on the first regular payroll date falling on or after the sixtieth (60th) day following the Date of Termination, and continuing thereafter on each regular payroll date until the earlier of (A) the last payroll date falling in the twenty-fourth (24th) month following the initial payment and (B) the date, if any, Goncalves violates the terms of this Agreement in any material respect; (iii) his Bonus for fiscal year 2014, the amount of which Bonus, if any, shall be determined and paid on or before March 15 of the year immediately following the end of the year to which the Bonus relates; and (iv) COBRA Benefits. Thereafter, the Company shall have no further obligation to Goncalves other than any indemnification rights he may have pursuant to Section 8.

(d) Cause; Other than for Good Reason. If Goncalves’ employment shall be terminated by the Company for Cause or by Goncalves without Good Reason, then the Company shall have no further payment obligations to Goncalves other than for payment of the Accrued Obligations. Thereafter, the Company shall have no further obligation to Goncalves other than any indemnification rights he may have pursuant to Section 8, provided, however, that the Company shall have no obligation to indemnify Goncalves for any act resulting in his termination for Cause.

(e) Separation Agreement and General Release. The Company’s obligations to make payments under Sections 4(a), 4(b) and 4(c) will be conditioned on Goncalves or his legal representatives executing and delivering within sixty (60) days of the Date of Termination a mutually agreeable, enforceable and non-revocable separation agreement and general release of the Company and the Company’s subsidiaries substantially in the form attached hereto as Exhibit C, which form shall include inter alia a general release of Goncalves, but not a release of any claims arising out of (i) Goncalves’ willful misconduct or criminal acts; or (ii) third party claims. Once Goncalves signs and delivers to the Company a separation agreement and general release substantially in the form attached hereto as Exhibit C such that the agreement will become enforceable and non-revocable within sixty (60) days following the Date of Termination, the Company shall also execute that agreement within the earlier of (i) three (3) business days following Goncalves’ delivery of the agreement to the Company; and (ii) the expiration of the sixty (60) day period following the Date of Termination.

(f) Section 409A Compliance. Sections 4(a), (b) and (c) of this Agreement provide for the payment of non-qualified deferred compensation benefits in connection with a separation of service under Section 409A(2)(a)(i) of the United States Tax Code (the “Code”). The following interpretations apply to Sections 4(a), (b) and (c). Any termination of Goncalves’ employment triggering payment of benefits under Section 4(a), (b) or (c) must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Goncalves’ employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by him to the Company at the time his employment terminate), any benefits payable under Section 4(a), (b) or (c) that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 4(f) shall not cause any forfeiture of benefits on Goncalves’ part, but shall only act as a delay until such time as a separation from service occurs. Further, Goncalves’ is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder). Accordingly, any benefits payable under Section 4(a), (b) or (c) that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (i) one business day following the six (6)-month anniversary of the date his separation from service becomes effective, and (ii) the date of Goncalves’ death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (i) one business day following the six (6)-month anniversary of the date his separation from service becomes effective, and (ii) his death following the Date of Termination, the Company shall pay Goncalves in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid him prior to that date under Section 4(a), (b) or (c) of this Agreement and thereafter shall pay Goncalves the amounts payable to him in accordance with the schedule of fixed payments set forth in Section 4(a), (b) or (c), as applicable. It is intended that each installment of the payments and benefits provided under Section 4(a), (b) and (c) of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor Goncalves shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

(g) No Mitigation/No Offset. In the event of any termination of Goncalves’ employment, he shall not be under any obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits from any subsequent employment that he may obtain.

Section 5. Nondisclosure and Nonuse of Confidential Information.

(a) Goncalves shall not disclose or use at any time, either during the Employment Period or thereafter, any Confidential Information (as hereinafter defined) of which Goncalves is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by Goncalves’ performance in good faith of duties assigned to him by the Company. Goncalves will take all appropriate steps to safeguard Confidential Information in his possession and to protect it against disclosure, misuse, espionage, loss and theft. Goncalves shall deliver to the Company at the termination of the Employment Period, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company or any of its affiliates which Goncalves may then possess or have under his control. Notwithstanding the foregoing, nothing herein shall preclude Goncalves from retaining (i) papers and other materials of a personal nature including, but not limited to, photographs, correspondence, personal diaries, personal files; (ii) his Rolodex or contact list, provided the Rolodex or contact list contains only names and contact information; (iii) information and documents that he needs for personal income tax purposes; and (iv) copies of any agreements between Goncalves and the Company, and documents relating to his benefits under any benefit plan of the Company.

(b) All Work Product conceived or developed by Goncalves in the course of his employment with the Company, whether conceived alone or with others and whether or not conceived or developed during regular business hours, and if based on Confidential Information, after the termination of the Goncalves’ employment for any reason, shall be the sole property of the Company and, to the maximum extent permitted by applicable law, shall be deemed “works made for hire” as the term is used in the United States Copyright Act. To the extent, if any, that Goncalves retains any right, title or interest with respect to any Work Product delivered to the Company or related to his employment with the Company, Goncalves hereby grants to the Company an irrevocable, paid-up, transferable, sub-licensable, worldwide right and license (i) to modify all or any portion of the Work Product, including, without limitation, the making of additions to or deletions from the Work Product, regardless of the medium (now or hereafter known) into which the Work Product may be modified and regardless of the effect of such modifications on the integrity of the Work Product, and (ii) to identify Goncalves, or not to identify Goncalves, as one or more authors of or contributors to the Work Product or any portion thereof, whether or not such rights or any portion thereof have been modified. Goncalves further waives any “moral” rights, or other rights with respect to attribution of authorship or integrity of any Work Product that he may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.

(c) As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by Goncalves while employed by the Company or any predecessors thereof (including those obtained prior to the date of this Agreement) concerning (i) the business or affairs of the Company (or such predecessors), (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients and customer or client lists, (xiii) other copyrightable works, (xiv) all production methods, processes, technology and trade secrets, and (xv) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public prior to the date Goncalves proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(d) As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Goncalves (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the date of this Agreement) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

Section 6. Non-Solicitation; Non-Competition.

(a) During the period commencing on the Effective Date and ending on (i) if the Date of Termination is the Expiration Date, the fourth (4th) anniversary of the Date of Termination; and (ii) if the Date of Termination is prior to the Expiration Date, the second (2nd) anniversary of the Date of Termination, Goncalves shall not directly or indirectly through another Person (A) induce or attempt to induce any employee of the Company or any of the Company’s subsidiaries to leave the employ of the Company or the Company’s subsidiary, or in any way interfere with the relationship between the Company or the Company’s subsidiary, on the one hand, and any employee thereof, on the other hand, (B) hire any person who was an employee of the Company or any of the Company’s subsidiary until eighteen (18) months after such individual’s employment relationship with the Company or the Company’s subsidiary has been terminated or (C) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of the Company’s subsidiaries to cease doing business with the Company or the Company’s subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company or the Company’s subsidiary, on the other hand. As used in this Section 6(a), “Person” means an individual, a corporation, limited liability company, partnership, association, trust or any other entity.

(b) Goncalves acknowledges that, in the course of his employment with the Company and the Company’s subsidiaries and their predecessors, he has become familiar, or will become familiar, with the Company’s and Company’s subsidiaries’ and their predecessors’ trade secrets and with other confidential information concerning the Company, the Company’s subsidiaries and their respective predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and the Company’s subsidiaries. Therefore, Goncalves agrees that during the period commencing on the Effective Date and ending on the second (2nd) anniversary of the Date of Termination (the “Restricted Period”), Goncalves shall not directly or indirectly, engage in the fabrication, sale or distribution of any product fabricated, sold or distributed by the Company or any of the Company’s subsidiaries on the Date of Termination or during the Restricted Period anywhere in the United States in which the Company or any of the Company’s subsidiaries is doing business. For purposes of this Agreement, the phrase “directly or indirectly engage in” shall include any direct or indirect ownership or profit participation interest in such enterprise, whether as an owner, stockholder, partner, joint venturer of or otherwise, and shall include any direct or indirect participation in such enterprise as an employee, consultant, licensor of technology or otherwise. Notwithstanding the foregoing, Goncalves shall not be prohibited from serving as President or Chief Executive Officer of a business entity that as of the Date of Termination: (i) is principally engaged in the manufacture of steel using either electric arc furnaces or blast furnaces; and (ii) at the time Goncalves is hired, is not in the service center business, including without limitation, the distribution, fabrication or downstream processing of steel, and, in good faith, has no plans to enter the service center business. If the foregoing business entity subsequently enters any service center business during the Restricted Period, Goncalves shall remain subject to the restrictions set forth in this Section 6(b) for the duration of the Restricted Period. Further, nothing herein shall prohibit Goncalves from being a passive owner of not more than 4.9% of the outstanding equity interest in any entity which is publicly traded, so long as Goncalves has no active participation in the business of such entity.

Section 7. Special Remedies for Breach.

(a) In accordance with Section 5(a) and (b) of the Investor Rights Agreement, if (i) Goncalves materially breaches the terms of this Agreement (including Section 5 or this Section 6 hereof), or materially breaches the terms of any Ancillary Agreement; or (ii) Goncalves’ employment is terminated by the Company for Cause, then the Company (or its designee) shall have the right, but not the obligation, to repurchase all or any portion of the shares of common stock of the Company held by Goncalves (including any shares of the Company’s common stock received upon a distribution from any deferred compensation plan or any common stock issuable upon exercise of any options held by Goncalves) for 85% of the Fair Market Value (as that term is defined in the Investor Rights Agreement). The determination date for purposes of determining the Fair Market Value shall be the closing date of the purchase of the applicable shares. The closing date of the purchase pursuant to this Section 7(a) shall take place on a date designated by the Company (or its designee), as applicable, in accordance with the provisions of the Investor Rights Agreement. The Company (or its designee) shall have the right to record the transfer of the shares of common stock in connection with such purchase on its books and records without the consent of Goncalves.

(b) In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to the Company, if Goncalves violates any provision of the foregoing Sections 5 or 6, any severance payments then or thereafter due from the Company to Goncalves under Section 4(a), (b) or (c) of this Agreement shall be terminated immediately and the Company’s obligation to pay and Goncalves’ right to receive such severance payments shall terminate and be of no further force or effect, if and when determined by a court of competent jurisdiction that Goncalves has violated Sections 5 or 6 of this Agreement, in each case without limiting or affecting Goncalves’ obligations under such Sections 5 and 6 or the Company’s other rights and remedies available at law or equity.

Section 8. Indemnification.

The Company shall secure Directors’ and Officers’ liability insurance for the benefit of Goncalves and shall indemnify Goncalves to the maximum extent permitted under the General Corporate Law of Delaware for acts taken within the scope of his employment and his indemnification shall be no less than the broadest indemnification afforded to all directors and officers of and the Company and its subsidiaries. If Goncalves is made a party to, is threatened to be made a party to, receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil or criminal, administrative, or investigative (a “Proceeding”) by reason of the fact that he was a director, officer or employee of the Company, the Company shall reimburse Goncalves for all reasonable attorneys’ fees and costs incurred by him in connection with the Proceeding within thirty (30) days after receipt by the Company of a written request for the reimbursement and documentation supporting the incursion of the expense. Goncalves agrees to repay any amounts advanced or reimbursed by the Company to Goncalves pursuant to this Section 8 if it is determined by a final non-appealable decision by a court of competent jurisdiction or arbitrator that he is not entitled to the indemnification under this Section 8 or the Company’s bylaws. Such amounts shall be repaid to the Company within thirty (30) days of the determination.

Section 9. General Provisions.

(a) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Entire Agreement. This Agreement and the Ancillary Agreements embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, Goncalves and the Company acknowledge that the Prior Employment Agreement shall be of no further force and effect as of the Effective Date.

(c) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d) Successors and Assigns.

(i) This Agreement is personal to Goncalves and without the prior written consent of the Company shall not be assignable by Goncalves otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Goncalves’ legal representatives.

(ii) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(e) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(f) Remedies. Each of the Company and Goncalves shall be entitled to enforce its rights under this Agreement specifically to recover damages and costs for any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement, including Sections 5 and 6 of this Agreement, and that the Company may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief (without posting any bond or deposit) in order to enforce or prevent any violations of the provisions of this Agreement or require Goncalves to account for and pay over to the Company all economic benefits derived from or received as a result of any transactions constituting a breach of the covenants contained herein in this Agreement, if and when final judgment of a court of competent jurisdiction is so entered against Goncalves. Each party shall bear its own attorneys’ fees and costs in connection with any dispute arising under or related to this Agreement.

(g) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Goncalves and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(h) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five (5) days after deposit in the U.S. mail and one (1) day after deposit with a reputable overnight courier service.

If to the Company, to:

Metals USA Holdings Corp

2400 E. Commercial Blvd., Suite 905

Fort Lauderdale, Florida 33308

Facsimile: (954) 202-0271

Attention: General Counsel

with a copy (which shall not constitute notice) to:

The Apollo Group

9 West 57th Street

New York, New York 10019

Facsimile: (212) 515-3288

Attention: Ali Rashid

and

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, PC

666 Third Avenue

New York, New York 10017

Facsimile: (212) 983-3115

Attention: David R. Lagasse, Esq.

If to Goncalves, to Goncalves’ most recent address on file with the Company.

(i) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(j) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

(k) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(l) Legal Fees. The Company will reimburse Goncalves for his reasonable attorneys’ fees incurred in connection with the negotiation and execution of this Agreement.

[signature page follows]

WHEREFORE, the parties have entered into this Agreement as of the date written in the Preamble to this Agreement.

CELSO LOURENCO GONCALVES

/s/ Celso Lourenco Goncalves

METALS USA HOLDINGS CORP.

By:	/s/ William A. Smith II
Name:	William A. Smith II
Title:	Secretary

Accepted and Agreed with respect to Section 2(c)(i)

APOLLO MANAGEMENT V, L.P.

By:	/s/ M. Ali Rashid
Name:	M. Ali Rashid
Title:	Partner

Exhibit A

RESTRICTED STOCK AGREEMENT

This restricted stock agreement (this “Agreement”) dated as of [—], between METALS USA HOLDINGS CORP., a Delaware corporation, (the “Company”) and [—] (the “Grantee”).

WHEREAS, on March 19, 2010, the Company adopted the Metals USA Holdings Corp. 2010 Long Term Incentive Plan (the “Plan”) to further the growth and success of the Company and its Subsidiaries by enabling directors, employees, consultants and other service providers of the Company and/or its Subsidiaries to acquire Shares, thereby increasing their personal interest in such growth and success, and to provide a means of rewarding outstanding performance by such persons to the Company and/or its Subsidiaries; and

WHEREAS, the Company, acting through the Committee with the consent of the Company’s Board of Directors (the “Board”) will grant to the Grantee, effective as of the date hereof (the “Grant Date”), shares of the its common stock under the Plan on the terms and subject to the conditions set forth in this Agreement and the Plan;

NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto hereby agree as follows:

Section 1. The Plan. The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety. In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan shall control. A copy of the Plan may be obtained from the Company by the Grantee upon request. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Plan, or any employment agreement between the Company and the Grantee, as the case may be.

Section 2. Grant. Effective on the Grant Date, on the terms and subject to the conditions of the Plan and this Agreement, the Company shall grant to the Grantee [—] Shares of the Company’s common stock valued at $[—] per Share as of the Grant Date.

Section 3. Vesting. The Shares shall initially be unvested. The Shares shall vest and become non-forfeitable (any Shares that shall have become non-forfeitable pursuant to this Section 3, the “Vested Shares”) on the following schedule:

[date]	25%

[date]	25%

[date]	25%

[date]	25%

Notwithstanding the foregoing, if the Company consummates a Change in Control, 100% of the unvested Shares shall immediately become fully vested and non-forfeitable immediately prior to the effective date of the Change in Control.

Section 4. Termination of Grant. Except as otherwise provided in the Plan, upon a Termination of Employment for any reason, the unvested portion of the Grant (i.e., that portion which does not constitute Vested Shares) shall be forfeited and the Shares returned to the Company without additional compensation on the date the Termination of Employment occurs.

Section 5. Restriction on Transfer. The Grant may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Grantee, except as otherwise permitted under the terms of Amended and Restated Investor Rights Agreement, dated April 8, 2010 (the “Investor Rights Agreement”). The Grant shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Grant contrary to the provisions of this Agreement or the Investor Rights Agreement shall be null and void and without effect.

Section 6. Delivery of Shares.

(a) The Company shall, in its discretion, issue the Shares either: (i) in certificate form as provided in Section 6(b) below; or (ii) in book entry form, registered in the name of the Grantee with notations regarding the applicable restrictions on transfer imposed under this Agreement.

(b) Any certificates representing the Shares that may be delivered to the Grantee by the Company prior to vesting of the Shares pursuant to Section 3 shall be redelivered to the Company to be held by the Company or its designee until the shares represented thereby vest pursuant to Section 3.

(c) Promptly after the date any Shares vest pursuant to Section 3, the Company shall, as applicable, either remove the notations on any such Vested Shares issued in book entry form or deliver to the Grantee a certificate or certificates evidencing the number of such Vested Shares. The Grantee shall deliver to the Company any representations or other documents or assurances as the Company may deem necessary or reasonably desirable to ensure compliance with all applicable legal and regulatory requirements.

Section 7. Section 83(b) Election and Withholding of Taxes. The Grantee will be required to pay all required withholding taxes on the Fair Market Value of the Shares as of the date that the Shares become Vested Shares in accordance with the terms of Section 13(d) of the Plan. The Grantee may, however, make a timely election pursuant to Section 83(b) of the Internal Revenue Code or similar provision of state law (collectively, an “83(b) Election”). If the Grantee does make the timely 83(b) Election, the Grantee will pay the required withholding taxes in accordance with the terms of Section 13(d) of the Plan on the Fair Market Value of the Shares on the Grant Date. The Company advises the Grantee to seek personal tax and financial advice as to the consequences of the transfer of Shares hereunder and the taxability of the Shares.

Section 8. Grantee’s Employment. Nothing in this Agreement or in the Grant shall confer upon the Grantee any right to continue in the employ of the Company or any of its

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Subsidiaries or Affiliates or interfere in any way with the right of the Company, its Subsidiaries or its Affiliates, as the case may be, in its sole discretion, to terminate the Grantee’s employment or to increase or decrease the Grantee’s compensation at any time.

Section 9. Securities Law Matters. All Shares shall be subject to the restrictions on sale, encumbrance and other disposition provided by Federal or state law. The Company shall not be obligated to sell or issue any Shares pursuant to this Agreement unless, on the date of sale and issuance thereof, the Shares are either registered under the Securities Act of 1933, as amended, and all applicable state securities laws, or are exempt from registration thereunder.

Section 10. Legend. All certificates representing the Granted Shares to be issued to the Participant pursuant to this Agreement shall have endorsed thereon a legend substantially as follows:

“The shares represented by this certificate are subject to restrictions set forth in the Metals USA Holdings Corp. 2010 Long Term Incentive Plan adopted as of March 19, 2010 and a Restricted Stock Agreement effective as of [date] with this Company, a copy of which plan and agreement is available for inspection at the offices of the Company or will be made available upon request.”

Section 11. Insider Trading. The Grantee’s transfer of Vested Shares shall be subject to the Company’s Insider Trading Policy, as such policy may exist from time to time.

Section 12. Designation of Beneficiary. The Grantee may appoint any individual or legal entity in writing as his beneficiary to receive any Shares (to the extent not previously terminated or forfeited) under this Agreement upon the Grantee’s death or becomes subject to a Disability. The Grantee may revoke his designation of a beneficiary at any time and a new beneficiary appointed in writing. To be effective, the Grantee must complete the designation of a beneficiary or revocation of a beneficiary by written notice to the Company under Section 12 of this Agreement before the date of the Grantee’s death. In the absence of a beneficiary designation, the legal representative of the Grantee’s estate shall be deemed the beneficiary.

Section 13. Notices. All notices, claims, certifications, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, to it at:

Metals USA Holdings Corp.

2400 E. Commercial Blvd. Suite 905

Fort Lauderdale, Florida 33308

Facsimile: (954) 202-0271

Attention: General Counsel

If to the Grantee, to him or her at the address set forth on the signature page hereto; or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or other communication shall be deemed to

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have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (c) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (d) in the case of mailing, on the third (3rd) business day following that on which the piece of mail containing such communication is posted.

Section 14. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

Section 15. Grantee’s Undertaking. The Grantee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Grantee pursuant to the express provisions of this Agreement and the Plan.

Section 16. Execution of Investor Rights Agreement. Prior to delivery of the Vested Shares, unless the Grantee is already a signatory of the Investor Rights Agreement, the Grantee shall execute a joinder to the Investor Rights Agreement as a condition for delivery of the Shares.

Section 17. Modification of Rights. The rights of the Grantee are subject to modification and termination in certain events as provided in this Agreement and the Plan (with respect to the Shares granted hereby). Notwithstanding the foregoing, the Grantee’s rights under this Agreement and the Plan may not be materially impaired without the Grantee’s prior written consent.

Section 18. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

Section 19. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

Section 20. Entire Agreement. This Agreement and the Plan (and the other writings referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

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Section 21. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 22. Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, trial by jury in any suit, action or proceeding arising hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Agreement as of the date first written above.

METALS USA HOLDINGS CORP.

By:
Name:
Title:

GRANTEE

NAME

Residence Address:

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Exhibit B

NON-QUALIFIED STOCK OPTION AGREEMENT

This non-qualified stock option agreement (this “Agreement”) dated as of [— ], between METALS USA HOLDINGS CORP., a Delaware corporation (the “Company”), and [—] (the “Optionee”).

WHEREAS, on March 19, 2010, the Company adopted the Metals USA Holdings Corp. 2010 Long Term Incentive Plan (the “Plan”) to further the growth and success of the Company and its Subsidiaries by enabling directors, employees, consultants and other service providers of the Company and/or its Subsidiaries to acquire Shares, thereby increasing their personal interest in such growth and success, and to provide a means of rewarding outstanding performance by such persons to the Company and/or its Subsidiaries; and

WHEREAS, the Company, acting through the Committee with the consent of the Company’s Board of Directors (the “Board”) will grant to the Optionee, effective on the date hereof (the “Grant Date”), options under the Plan to purchase a number of shares of Common Stock on the terms and subject to the conditions set forth in this Agreement and the Plan.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto hereby agree as follows:

Section 1. The Plan. The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety. In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan shall control. A copy of the Plan may be obtained from the Company by the Optionee upon request. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Plan, or any employment agreement between the Company and the Optionee, as the case may be.

Section 2. Options; Option Price. Effective on the Grant Date, on the terms and subject to the conditions of the Plan and this Agreement, the Optionee shall have the option (the “Options”) to purchase [—] Shares at $[—] per Share (the “Option Price”). The Options are not intended to qualify for federal income tax purposes as “incentive stock options” within the meaning of Section 422 of the Code. Except as otherwise provided in Section 6 of this Agreement, the Options shall remain exercisable as to all Vested Options (as defined in Section 4) until the expiration of the Option Term (as defined in Section 3).

Section 3. Term. The term of the Options (the “Option Term”) shall commence on the Grant Date and expire on the tenth (10th) anniversary of the Grant Date, unless the Options shall have sooner been terminated in accordance with the terms of the Plan (including, without limitation, Section 11 of the Plan) or Section 6 of this Agreement.

Section 4. Vesting. Except as otherwise set forth in Section 6, the Options shall become non-forfeitable (any Options that shall have become non-forfeitable pursuant to this Section 4, the “Vested Options”) and shall become exercisable on the following schedule:

[date]	25%

[date]	25%

[date]	25%

[date]	25%

Notwithstanding the foregoing, if the Company consummates a Change in Control, 100% of the unvested Options shall immediately become fully vested, non-forfeitable and exercisable immediately prior to the effective date of the Change in Control.

Section 5. Restriction on Transfer. The Options may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Optionee and (unless the Optionee becomes subject to a Disability) may be exercised during the lifetime of the Optionee only by the Optionee. If the Optionee dies or becomes subject to a Disability, the Options shall thereafter be exercisable, during the period specified in Section 6(a)(ii) or Section 6(a)(iii), as applicable, of this Agreement, by his beneficiary, or if no beneficiary has been named, by his executors or administrators to the full extent to which the Options were exercisable by the Optionee at the time of his death or Disability. The Options shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Options contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Options, shall be null and void and without effect.

Section 6. Termination.

(a) The Options shall automatically terminate, and become null and void, be unexercisable and be of no further force and effect upon the earliest of:

(i) the tenth (10th) anniversary of the Grant Date;

(ii) following a Change in Control in which the Company, the acquiring entity or the acquirer’s parent shall remain publicly held following the effective date of the Change in Control, the tenth (10th) anniversary of the Grant Date;

(iii) prior to a Change in Control, the first anniversary of the Termination of Employment in the case of a Termination of Employment for death, Disability or Retirement;

(iv) prior to a Change in Control, the one hundred eightieth (180th) day following the Termination of Employment in the case of a Termination of Employment for any reason other than death, Disability, Retirement or with Cause; and

(v) the day of the Termination of Employment in the case of a Termination of Employment with Cause.

(b) Except as otherwise provided in the Plan or Section 4 of this Agreement, upon a Termination of Employment for any reason, the unvested portion of the Options (i.e., that portion which does not constitute Vested Options) shall terminate on the date the Termination of Employment occurs.

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Section 7. Securities Law Matters. All Shares shall be subject to the restrictions on sale, encumbrance and other disposition provided by Federal or state law. The Company shall not be obligated to sell or issue any Shares pursuant to this Agreement unless, on the date of sale and issuance thereof, the Shares are either registered under the Securities Act of 1933, as amended, and all applicable state securities laws, or are exempt from registration thereunder.

Section 8. Manner of Exercising Options. The Optionee may exercise Vested Options in accordance with Section 5(h) of the Plan.

Section 9. Designation of Beneficiary. The Optionee may appoint any individual or legal entity in writing as his beneficiary to receive any Options (to the extent not previously terminated or forfeited) under this Agreement upon the Optionee’s death or becoming subject to a Disability. The Optionee may revoke his designation of a beneficiary at any time in writing and appoint a new beneficiary in writing. To be effective, the Optionee must complete the designation of a beneficiary or revocation of a beneficiary by written notice to the Company under Section 9 of this Agreement before the date of the Optionee’s death. In the absence of a beneficiary designation, the legal representative of the Optionee’s estate shall be deemed the beneficiary.

Section 10. Insider Trading. The Optionee’s exercise of his Options and the transfer of the Shares delivered to the Optionee on exercise of the Options shall be subject to the Company’s Insider Trading Policy, as such policy may exist from time to time.

Section 11. No Rights of Stockholder. Neither the Optionee nor any legal representative of the Optionee shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any shares subject to the Options except to the extent that certificates for such shares shall have been issued upon the exercise of the Options as provided for in this Agreement and under the terms of the Plan.

Section 12. Optionee’s Employment. Nothing in this Agreement or in the Options shall confer upon the Optionee any right to continue in the employ of the Company or any of its Subsidiaries or Affiliates or interfere in any way with the right of the Company, its Subsidiaries or its Affiliates, as the case may be, in its sole discretion, to terminate the Optionee’s employment or to increase or decrease the Optionee’s compensation at any time.

Section 13. Notices. All notices, claims, certifications, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally-recognized overnight courier, by telecopy, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, to it at:

Metals USA Holdings Corp.

2400 E. Commercial Blvd. Suite 905

Fort Lauderdale, Florida 33308

Facsimile: (954) 202-0271

Attention: General Counsel

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If to the Optionee, to him at the address set forth on the signature page hereto; or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or other communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of nationally-recognized overnight courier, on the next business day after the date sent, (c) in the case of telecopy transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (d) in the case of mailing, on the third (3rd) business day following that on which the piece of mail containing such communication is posted.

Section 14. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

Section 15. Optionee’s Undertaking. The Optionee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the express provisions of this Agreement and the Plan.

Section 16. Execution of Investor Rights Agreement. Prior to delivery of the Shares upon any exercise of the Options, unless the Optionee is already a signatory of the Amended and Restated Investor Rights Agreement dated April 8, 2010, the Optionee shall execute a joinder to the Investor Rights Agreement as a condition for delivery of the Shares.

Section 17. Modification of Rights. The rights of the Optionee are subject to modification and termination in certain events as provided in this Agreement and the Plan (with respect to the Options granted hereby). Notwithstanding the foregoing, the Optionee’s rights under this Agreement and the Plan may not be materially impaired without the Optionee’s prior written consent.

Section 18. Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

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Section 19. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

Section 20. Entire Agreement. This Agreement and the Plan (and the other writings referred to herein) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

Section 21. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 22. Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, trial by jury in any suit, action or proceeding arising hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Nonqualified Stock Option Agreement as of the date first written above.

METALS USA HOLDINGS CORP.

By:
Name:
Title:

OPTIONEE

NAME

Residence Address:

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Exhibit C

Form Separation Agreement and General Release

WHEREAS, Celso Lourenco Goncalves (“Goncalves”) and Metals USA Holdings Corp. (the “Company”) are parties to an Employment Agreement, dated as of September 13, 2010 (the “Employment Agreement”), which provided for Goncalves’s employment on the terms and conditions specified therein; and

WHEREAS, the Date of Termination of Goncalves’ employment was [DATE]; and

WHEREAS, pursuant to the Employment Agreement, Goncalves and the Company have agreed to execute a release of the type and nature set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual promises herein contained and for other good and valuable consideration received or to be received in accordance with the terms of the Employment Agreement, it is agreed as follows:

1. The Employment Agreement is terminated as of the Date of Termination, except that (i) Goncalves shall be entitled to the payments and benefits set forth in Section 4(e), and (ii) Sections 5, 6, 7, 8, 9(a), (d), (e), (f), (g), (h), (i), (j) and (k) shall survive termination of the Employment Agreement1.

2. Without prejudice to enforcement of the covenants, promises and/or rights reserved herein, Goncalves hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and each of its Subsidiaries and their respective directors and officers (but with respect to any individual, only in his or her official capacity with the Company or any Subsidiary and not in any personal capacity unrelated thereto; collectively, “Releasees”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, without limitation, under Title VII of the Civil Rights Act of 1964, as amended, the Federal Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Employee Retirement Income Security Act (“ERISA”), as amended, the Civil Rights Act of 1991, as amended, the Rehabilitation Act of 1973, as amended, the Older Workers Benefit Protection Act (“OWBPA”), as amended, the Worker Adjustment Retraining and Notification Act (“WARN”), as amended the Occupational Safety and Health Act of 1970 (“OSHA”), the New York State Human Rights Law, the New York City Human Rights Law, and the Florida Human Rights Act that Goncalves now has, or has ever had, or ever will have, against each or any of the Releasees, by reason of any and all acts, omissions, events, circumstances or facts existing or occurring up through the date of Goncalves’s execution hereof (any of the foregoing being a “Claim” or, collectively, the “Claims”). Anything to the contrary notwithstanding in this Release or the Employment Agreement, nothing herein shall release the Company or any other Releasee from any claims or

[1]	Capitalized terms not otherwise defined herein shall have the meaning set forth in the Employment Agreement.

damages based on (i) any right Goncalves may have to enforce this Release or the Employment Agreement, (ii) any right or claim that arises after the date of this Release, (iii) any right Goncalves may have to vested benefits or other vested entitlements under any applicable plan, agreement, program, award, policy or arrangement of the Company, (iv) Goncalves’s eligibility for indemnification and advancement of expenses in accordance with applicable laws or the certificate of incorporation and by-laws of the Company, or any applicable insurance policy, (v) any right Goncalves may have to obtain contribution as permitted by law in the event of entry of judgment against Goncalves as a result of any act or failure to act for which Goncalves, on the one hand, and the Company or any other Releasee, on the other hand, are jointly liable or (vi) any rights Goncalves may have as a shareholder of the Company or any Affiliate.

3. In consideration of Goncalves’s Release set forth above, the Company, on its behalf and on behalf of the other Releasees, hereby unconditionally releases Goncalves and his heirs and legal representatives from any and all Claims, to be effective upon the effectiveness and non-revocation of Goncalves’s Release; provided, however, that this Release shall not apply to (i) any of the obligations of Goncalves to the Company or any other Releasees under Sections 6 and 7 of the Employment Agreement; (ii) in respect of any right or claim arising after the date of this Release; or (iii) any Claims arising out of Goncalves’ willful misconduct, fraudulent or criminal acts.

4. Goncalves understands that he has been given a period of twenty-one (21) days to review and consider this Release before signing it pursuant to ADEA. Goncalves further understands that he may use as much of this twenty-one (21) day period as he wishes prior to signing.

5. Goncalves acknowledges and represents that he understands that he may revoke this Release within seven (7) days of signing this Release. Revocation can be made by delivering a written notice of revocation pursuant to Section 9(h) of the Employment Agreement. For this revocation to be effective, written notice must be received no later than the close of business on the seventh (7th) day after Goncalves signs this Release. If Goncalves revokes this Release, the Company shall have no obligations to Goncalves under Section 4 of the Employment Agreement.

6. Goncalves and the Company, respectively, represent and acknowledge that in executing this Release neither of them is relying upon, and has not relied upon, any representation or statement not set forth herein made by any of the agents, representatives or attorneys of the parties with regard to the subject matter, basis or effect to his Release or otherwise.

7. This Release shall not in any way be construed as an admission by any party or any of the other Releasees that it or they have acted wrongfully or that the parties have any rights whatsoever except as specifically set forth herein.

8. It is the desire and intent of the parties hereto that the provisions of this Release be enforced to the fullest extent permissible under law. Should any provision hereof be invalid or otherwise unenforceable under any present or future law, such provision affected will be curtailed and limited to the extent necessary to bring it within the requirements of law, and the remaining provisions of this Release will remain in full force and effect and be fully valid and enforceable.

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9. Goncalves represents and agrees that (a) he has, to the extent he desires, discussed all aspects of this Release with his attorney, (b) he has carefully read and fully understands all of the provisions of this Release, (c) he is voluntarily and knowingly entering into this Release; and (d) he understands that this Release includes a release of claims based upon age discrimination under the ADEA.

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10. This Release shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof. This Release is binding on the parties hereto and the successors and assigns thereof, and sets forth the entire agreement between the parties hereto with respect to the subject matter hereof; and once executed by both parties hereto, fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof; may not be changed except by explicit written agreement to that effect subscribed by the parties hereto; and may be signed in counterparts (including by facsimile or pdf).

Celso Lourenco Goncalves	Date

METALS USA HOLDINGS CORP.

By:
Name:	Date
Title:

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